EXHIBIT 8.2

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (the “Agreement”) dated as of June 1, 2005 between POWER EFFICIENCY CORPORATION, a Delaware corporation (the “Corporation”), with principal executive offices located at 3900 Paradise Road, Suite 283, Las Vegas, NV 89109; and John (BJ) Lackland, residing at 230 E. Flamingo Rd. #313, Las Vegas, NV 89109 (the “Executive”).

W I T N E S S E T H:

WHEREAS, the Corporation desires to employ Executive as the Corporation’s Chief Financial Officer and Chief Operating Officer to engage in such activities and to render such services under the terms and conditions hereof and has authorized and approved the execution of this Agreement; and

WHEREAS, Executive desires to be employed by the Corporation under the terms and conditions hereinafter provided;

NOW, THEREFORE, in consideration of the mutual covenants and undertakings herein contained, the parties agree as follows:

1.             Employment, Duties and Acceptance.

1.1      Services.  The Corporation hereby employs the Executive, for the Term (as defined in Section 2 hereof), to render services with respect to the business and affairs of the Corporation in the office referenced in the recitals hereof and, in connection therewith, to perform such duties as directed by the Chief Executive Officer of the Corporation (the “CEO”) from time to time, in his reasonable discretion, and to perform such other duties as shall be consistent with the responsibilities of such office (collectively the “Services”).  Executive shall use his best efforts, skill and abilities to promote the interests of the Corporation and its subsidiaries.

1.2      Acceptance.  Executive hereby accepts such employment and agrees to render the Services.

1.3      Representations of the Executive.  The Executive represents and warrants to the Corporation that his execution and delivery of this Agreement, his performance of the Services hereunder and the observance of his other obligations contemplated hereby will not (i) violate any provisions of or require the consent or approval of any party to any agreement, letter of intent or other document to which he is a party or (ii) violate or conflict with any arbitration award, judgment or decree or other restriction of any kind to or by which he is subject or bound.

2.             Term of Employment.

The term of Executive’s employment under this Agreement (the “Term”) shall commence on June 1, 2005 (the “Commencement Date”) and shall terminate on June 1, 2010, unless sooner terminated pursuant to Section 9 of this Agreement.

3.             Base Salary and Expense Reimbursement.

3.1      Base Salary.  During the Term, as full compensation for the Services, the Corporation agrees to pay Executive a minimum base salary (“Base Salary”) at the annual rate of $175,000 for the period from the Commencement Date to June 1, 2006 (the “First Year”), increasing annually thereafter by 5%, or any amount greater than 5% as the Board may determine, over the current year’s Base Salary.  During the First Year, an amount equal to $55,000 of the Base Salary shall be paid by the grant of incentive stock options under the Corporation’s 2000 Stock Option and Restricted Stock Plan (the “Plan”) to purchase 412,500 shares of the Corporation’s common stock, par value $.001 per share (the “Common Stock”), vesting in equal quarterly installments over the year ending June 1, 2006.  The Base Salary is subject to withholding and other applicable taxes, and is payable during the term of this Agreement in accordance with the Corporation’s customary payment practices, but not less frequently than monthly.

3.2      Stock Options.  The parties hereby agree that the Corporation shall on the date hereof grant the Executive stock options (the “Options”) to purchase up to one million eight hundred thousand (1,800,000) shares of Common Stock, at a per share exercise price of $0.20.  The Options shall be exercisable for a period of ten (10) years commencing on the date hereof, and shall be allocated between incentive stock options and non-qualified stock options as provided in the option agreements executed pursuant to this section 3.2 and shall vest in substantially equal quarterly installments, beginning September 1, 2005.  To evidence the grant of options under Section 3.1 and this Section 3.2, the Corporation and the Executive will execute and deliver option agreements in the form currently approved by the Board for use under the Plan.

3.3      Business Expense Reimbursement.  Upon submission to, and approval by, an officer of the Corporation designated by the Board of Directors of the Corporation of a statement of expenses, reports, vouchers or other supporting information, which approval shall be granted or withheld based on the Corporation’s policies in effect at such time, the Corporation shall promptly reimburse the Executive for all reasonable business expenses actually incurred or paid by him during the Term thereof in the performance of the Services, including, but not limited to, expenses for entertainment, travel and similar items.

4.             Bonuses; Change in Control.

4.1      Bonus.  The Executive shall be eligible to receive bonuses in such amount(s) as the Corporation’s Compensation Committee shall determine in its absolute discretion. If there is no Compensation Committee, such determinations shall be made by the entire Board of Directors.

4.2      Change in Control.  For purposes of this Agreement, a “Change in Control” with respect to the Corporation shall be deemed to have taken place on the occurrence of one or more of the following events:

(i)            Any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) acquires or becomes a “beneficial owner” (as defined in Rule 13d-3 or any successor rule under the Exchange Act), directly or indirectly, of securities of the Corporation representing 50% or more of the combined voting power of the Corporation’s then outstanding securities entitled to vote generally in the election of directors (“Voting Securities”), provided, however, that the following shall not constitute a Change in Control pursuant to this Section 4.2:

(A)  any acquisition or beneficial ownership by the Corporation or a subsidiary;

(B)   any acquisition or beneficial ownership by any employee benefit plan (or related trust) sponsored or maintained by the Corporation or one or more of its subsidiaries;

(C)   any acquisition or beneficial ownership by any corporation with respect to which, immediately following such acquisition, more than 50% of both the combined voting power of the Corporation’s then outstanding Voting Securities and shares of the Corporation’s Common Stock (the “Shares) is then beneficially owned, directly or indirectly, by all or substantially all of the persons who beneficially owned Voting Securities and Shares of the Corporation immediately prior to such acquisitions in substantially the same proportions as their ownership of such Voting Securities and Shares, as the case may be, immediately prior to such acquisitions; or

(D)  any acquisition or beneficial ownership by Summit Energy Ventures, LLC, or any person who is an affiliate thereof on the date of this Agreement.

(ii)           A majority of the members of the Board shall not be Continuing Directors.  “Continuing Directors” shall mean: (A) individuals who, on the date hereof, are directors of the Corporation, (B) individuals elected as directors of the Corporation subsequent to the date hereof for whose election proxies shall have been solicited by the Board or (C) any individual elected or appointed by the Board to fill vacancies on the Board caused by death or resignation(but not by removal) or to fill newly-created directorships;

(iii)          Approval by the stockholders of the Corporation of a reorganization, merger or consolidation of the Corporation or a statutory exchange of outstanding Voting Securities of the Corporation, unless, immediately following such reorganization, merger, consolidation or exchange, all or substantially all of the persons who were the beneficial owners, respectively, of Voting Securities and Shares of the Corporation immediately prior to such reorganization, merger, consolidation or exchange beneficially own, directly or indirectly, more than 50% of, respectively, the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors and the then outstanding shares of common stock, as the case may be, of the corporation resulting from such reorganization, merger, consolidation or exchange in substantially the same proportions as their ownership, immediately prior to such reorganization, merger, consolidation or exchange, of the Voting Securities and Shares of the Corporation, as the case may be; or

(iv)          Approval by the stockholders of the Corporation of (A) a complete liquidation or dissolution of the Corporation or (B) the sale or other disposition of all or substantially all of the assets of the Corporation (in one or a series of transactions), other than to a corporation with respect to which, immediately following such sale or other disposition, more than 50% of, respectively, the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors and the then outstanding shares of common stock of such corporation is then beneficially owned, directly or indirectly, by all or substantially all of the persons who were the beneficial owners, respectively, of the Voting Securities and Shares of the Corporation immediately prior to such sale or other disposition in substantially the same proportions as their ownership, immediately prior to such sale or other disposition, of the Voting Securities and Shares of the Corporation, as the case may be.

Upon the occurrence of a Change in Control, the Executive shall then be entitled to receive a bonus, payable immediately, equal to 2.99 times the sum of (x) the Executive’s current Base Salary and (y) the most recent annual bonus paid to the Executive in accordance with Section 4.1 above, and all of the Executive’s granted but unexercised stock options shall immediately vest in full and be exercisable.

5.             Severance.

5.1      Termination for Good Reason.  In the event that Executive’s employment hereunder shall be terminated by the Executive for Good Reason (as defined in Section 9.5 hereof) at any time prior to the end of the Term, the Executive shall be entitled to receive from the Corporation, in addition to any Base Salary earned to the date of termination, a severance payment in an amount equal to 2.99 times the sum of (x) Executive’s current Base Salary and (y) the most recent annual bonus paid to the Executive in accordance with Section 4.1 above.  Furthermore, all of the Executive’s granted but unexercised stock options shall immediately vest in full. In the event of such termination, the amounts due hereunder shall be payable without offset or defense or any obligation of the Executive to mitigate damages.

6.             Additional Benefits.

6.1      In General.  In addition to the compensation, bonuses, expenses and other benefits to be paid under Sections 3, 4 and 5 hereof, Executive will be entitled to all rights and benefits for which he shall be eligible under any insurance, health and medical, incentive, bonus, profit-sharing, pension or other extra compensation or “fringe” benefit plan of the Corporation or any of its subsidiaries now existing or hereafter adopted for the benefit of the executives or employees generally of the Corporation.  The provisions of this Agreement which incorporate employee benefit packages shall change as and when such employee benefit packages change.

7.             Vacation.

The Executive shall be entitled each year during the Term of this Agreement to a vacation period of four (4) weeks, during which all salary, compensation, benefits and other rights to which the Executive is entitled to hereunder shall be provided in full.  Such vacation may be taken in the Executive’s discretion, at such time or times as are not inconsistent with the reasonable business needs of the Corporation.

8.             Insurability; Right to Insure.

Executive agrees that the Corporation shall have the right during the Term to insure the life of Executive by a policy or policies of insurance in such amount or amounts as it may deem necessary or desirable, and the Corporation shall be the beneficiary of any such policy or policies and shall pay the premiums or other costs thereof.  The Corporation shall have the right, from time to time, to modify any such policy or policies of insurance or to take out new insurance on the life of Executive.  Executive agrees, upon request, at any time or times prior to the commencement of or during the Term to sign and deliver any and all documents and to submit to any physical or other reasonable examinations which may be required in connection with any such policy or policies of insurance or modifications thereof.

9.             Termination.

9.1      Death.  If Executive dies during the Term of this Agreement, Executive’s employment hereunder shall terminate upon his death and all obligations of the Corporation hereunder shall terminate on such date, except that Executive’s estate or his designated beneficiary shall be entitled to payment of any unpaid accrued Base Salary through the date of his death.  In addition, any accrued and unpaid Bonus shall be paid in accordance with Section 4 hereof.

9.2      Disability.  Subject to the provisions of Section 6.1, if Executive shall be unable to perform a significant part of his duties and responsibilities in connection with the conduct of the business and affairs of the Corporation and such inability lasts for (i) a period of at least one hundred eighty (180) consecutive days, or (ii) periods aggregating at least two hundred seventy (270) days during any three hundred sixty-five (365) consecutive days, by reason of Executive’s physical or mental disability, whether by reason of injury, illness or similar cause, Executive shall be deemed disabled, and the Corporation any time thereafter may terminate Executive’s employment hereunder by reason of the disability.  Upon delivery to Executive of such notice, all obligations of the Corporation hereunder shall terminate, except that Executive shall be entitled to (i) payment of any unpaid accrued Base Salary through the date of termination and (ii) health insurance paid for by the Corporation as though the Executive’s employment continued through June 1, 2010.  In addition, any accrued and unpaid Bonus shall be paid in accordance with Section 4 hereof.  The obligations of Executive under Section 10 hereof shall continue notwithstanding termination of Executive’s employment pursuant to this Section 9.2.

9.3      Termination For Cause.  The Corporation may at any time during the Term, without any prior notice, terminate this Agreement and discharge Executive for Cause,

whereupon the Corporation’s obligation to pay compensation or other amounts payable hereunder to or for the benefit of Executive shall terminate on the date of such discharge. Furthermore, the Executive shall be entitled to all options which have vested as of the termination date and all options which have not vested shall be cancelled. As used herein the term “Cause” shall mean:  (i) a willful and material breach by Executive of the terms of this Agreement; (ii) willful violation of specific and lawful written direction from the CEO of the Corporation; provided such direction is not inconsistent with the Executive’s duties and responsibilities under the office the Executive is holding at the time of the directive; (iii) conviction of the Executive of a felony by a federal or state court of competent jurisdiction.  In the case of (i) or (ii) above, the Corporation’s CEO must deliver to the Executive a notice of Executive’s breach of the Agreement, and Executive shall have thirty (30) days to cure such breach (“Cure Period”). If the Executive fails to take corrective action during this Cure Period, then the CEO may terminate the Executive for cause. The obligations of the Executive under Section 10 shall continue notwithstanding termination of the Executive’s employment pursuant to this Section 9.3.

9.4      Termination by Executive.  The Executive shall have the right to terminate this Agreement for Good Reason, as hereinafter defined.  Good Reason shall mean any of the following:  (i) the assignment to the Executive of duties inconsistent with the Executive’s position, duties, responsibilities, titles or offices as described herein; (ii) any material reduction by the Corporation of the Executive’s duties and responsibilities as Chief Financial Officer and Chief Operating Officer; or (iii) any material breach by the Corporation of this Agreement, including a lack of complete payment of Executive’s compensation and benefits as stated throughout this Agreement.  In the event the Executive terminates this Agreement for Good Reason as defined above, the Corporation shall pay the Executive upon termination, the amount required pursuant to Section 5.1.  In addition, all options granted to the Executive shall immediately vest and be exercisable by the Executive. The obligations of the Executive under Section 10 hereof shall continue notwithstanding termination of the Executive’s employment pursuant to this Section 9.4.

In the event the Executive terminates this Agreement without Good Reason the Executive shall be entitled to accrued base salary through the date of termination but shall otherwise be treated as if this Agreement had been terminated pursuant to Section 9.3.

10.          Protection of Confidential Information.

In view of the fact that Executive’s work for the Corporation will bring him into close contact with confidential information and plans for future developments, Executive agrees to the following:

10.1    Secrecy.  To keep secret and retain in the strictest confidence all confidential matters of the Corporation, including, without limitation, trade “know how” and trade secrets, customer lists, pricing policies, marketing plans, technical processes, formulae, inventions and research projects, and other business affairs of the Corporation, learned by him heretofore or hereafter, and not to disclose them to anyone inside or outside of the Corporation, except in the course of performing the Services hereunder or with the express written consent of the Chief Executive Officer or Board of Directors of the Corporation and except to the extent such information is already known to the general public.

10.2    Return Memoranda, etc.  To deliver promptly to the Corporation on termination of his employment, or at any other time as the Chief Executive Officer or the Board of Directors of the Corporation may so request, all memoranda, notes, records, reports, manuals, drawings, blueprints and other documents (and all copies thereof) relating to the Corporation’s business and all property associated therewith, which he may then possess or have under his control.

10.3    Covenants.

10.3.1     Non-competition.  Executive agrees that during the Term, regardless of the reason for termination of his employment or this Agreement, for a period of one (1) year thereafter, he will not, as a principal, agent, employee, employer, consultant, stockholder, investor, director or co-partner of any person, firm, corporation or business entity other than the Corporation, or in any individual or representative capacity whatsoever, directly or indirectly, without the express prior written consent of the Corporation:

(i)            engage or participate in any business whose products or services are directly competitive with that of the Corporation, which business is the manufacture and sale of motor-related energy saving equipment, and which conducts or solicits business, or transacts with supplier or customers located within the United States;

(ii)           aid or counsel any other person, firm, corporation or business entity to do any of the above;

(iii)         become employed by a firm, corporation, partnership or joint venture which competes with the business of the Corporation within the United States; or

(iv)          approach, solicit business from, or otherwise do business or deal with any customer of the Corporation in connection with any product or service competitive to any provided by the Corporation.

10.3.2     Anti-Raiding.  Executive agrees that during the Term, regardless of the reason for termination of his employment or this Agreement, for a period of one (1) year thereafter, he will not, as a principal, agent, employee, employer, consultant, director or partner of any person, firm, corporation or business entity other than the Corporation, or in any individual or representative capacity whatsoever, directly or indirectly, without the prior express written consent of the Corporation approach, counsel or attempt to induce any person who is then in the employ of the Corporation to leave the employ of the Corporation or employ or attempt to employ any such person or persons who at any time during the preceding six months was in the employ of the Corporation.

10.3.3     Executive’s Acknowledgements.  Executive acknowledges (i) that his position with the Corporation requires the performance of services which are special, unique, and extraordinary in character and places him in a position of confidence and trust with the customers and employees of the Corporation, through which, among other things, he shall obtain knowledge of the Corporation’s “technical information” and “know-how” and become acquainted with its customers, in which matters the Corporation has substantial proprietary interests; (ii) that the restrictive covenants set forth above are necessary in order to protect and maintain such proprietary interests and the other legitimate business interests of the Corporation; and (iii) that the Corporation would not have entered into this Agreement unless such covenants were included herein.

Executive also acknowledges that the business of the Corporation presently will extend throughout the United States and overseas, and that he will personally supervise and engage in such business on behalf of Corporation and, accordingly, it is reasonable that the restrictive covenants set forth above are not more limited as to geographic area then is set forth therein.  Executive also represents to the Corporation that the enforcement of such covenants will not prevent Executive from earning a livelihood or impose an undue hardship on the Executive.

10.4    Severability.  If any of the provisions of this Section 10, or any part thereof, is hereinafter construed to be invalid or unenforceable, the same shall not affect the remainder of such provision or provisions, which shall be given full effect, without regard to the invalid portions.  If any of the provisions of this Section 10, or any part thereof, is held to be unenforceable because of the duration of such provision, the area covered thereby or the type of conduct restricted therein, the parties agree that the court making such determination shall have the power to modify the duration, geographic area and/or other terms of such provision and, as so modified, said provision(s) shall then be enforceable.  In the event that the courts of any one or more jurisdictions shall hold such provisions wholly or partially unenforceable by reason of the scope thereof or otherwise, it is the intention of the parties hereto that such determination not bar or in any way affect the Corporation’s right to the relief provided for herein in the courts of any other jurisdictions as to breaches or threatened breaches of such provisions in such other jurisdictions, the above provisions as they relate to each jurisdiction being, for this purpose, severable into diverse and independent covenants.

10.5    Injunctive Relief.  Executive acknowledges and agrees that, because of the unique and extraordinary nature of his services, any breach or threatened breach of the provisions of Sections 10.1, 10.2, or 10.3 hereof will cause irreparable injury and incalculable harm to the Corporation, and the Corporation shall, accordingly, be entitled to injunctive and other equitable relief for such breach or threatened breach and that resort by the Corporation to such injunctive or other equitable relief shall not be deemed to waive or to limit in any respect any right or remedy which the Corporation may have with respect to such breach or threatened breach.  The Corporation and Executive agree that any such action for injunctive or equitable relief shall be heard in a state or federal court situate in Rhode Island and each of the parties hereto, hereby agrees to accept service of process by registered mail and to otherwise consent to the jurisdiction of such courts.

10.6    Expenses of Enforcement of Covenants.  In the event that any action, suit or proceeding at law or in equity is brought to enforce the covenants contained in Sections 10.1, 10.2, or 10.3 hereof or to obtain money damages for the breach thereof, the party prevailing in any such action, suit or other proceeding shall be entitled upon demand, to reimbursement from the other party for all expenses (including, without limitation, reasonable attorneys’ fees and disbursements) incurred in connection therewith.

10.7    Separate Agreement.  The provisions of this Section 10 shall be construed as an agreement on the part of the Executive independent of any other part of this Agreement or any other agreement, and the existence of any claim or cause of action of the Executive against the Corporation, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Corporation of the provisions of this Section 10.

11.          Indemnification.

The Corporation shall provide the Executive (including his heirs, executors and administrators) with coverage under a standard directors and officers liability insurance policy at the Corporation’s expense to the same extent as provided for any other director, officer or trustee of the Corporation.  In addition, the Corporation shall indemnify the Executive (and his heirs, executors and administrators) to the fullest extent permitted under the law of its state of incorporation against all expenses and liabilities reasonably incurred by him in connection with or arising out of any action, suit or proceeding in which the Executive may be involved by reason of his having been a director or officer of the Corporation or any subsidiary thereof.  Such expenses and liabilities shall include, but not be limited to, judgments, court costs and attorneys’ fees and the cost of reasonable settlements, such settlements to be approved by the Board if such action is brought against the Executive in his capacity as a director or officer of the Corporation or any subsidiary thereof.  The Corporation shall, upon the request of the Executive, advance to the Executive such amounts as necessary to cover expenses, including without limitation legal fees and expenses, incurred by the Executive in connection with any suit or proceeding in which the Executive may be involved by reason of his being or having been a director or officer of the Corporation or of any subsidiary thereof.  Such indemnity and advance of expenses, however, shall not extend to matters as to which the Executive is finally adjudged to be liable for willful misconduct in the performance of his duties.

12.          Arbitration.

Except with respect to any proceeding brought under Section 10 hereof, any controversy, claim, or dispute between the parties, directly or indirectly, concerning this Employment Agreement or the breach hereof, or the subject matter hereof, including questions concerning the scope and applicability of this arbitration clause, shall be finally settled by arbitration in Clark County, Nevada pursuant to the rules then applying of the American Arbitration Association.  The arbitrators shall consist of one representative selected by the Corporation, one representative selected by the Executive and one representative selected by the first two arbitrators.  The parties agree to expedite the arbitration proceeding in every way, so that the arbitration proceeding shall be commenced within thirty (30) days after request therefore is made, and shall continue thereafter, without interruption, and that the decision of the arbitrators shall be handed down within thirty (30) days after the hearings in the arbitration proceedings are closed.  The arbitrators shall have the right and authority to assess the cost of the arbitration proceedings and to determine how their decision or determination as to each issue or matter in dispute may be implemented or enforced.  The decision in writing of any two of the arbitrators shall be binding and conclusive on all of the parties to this Agreement.  Should either the Corporation or the Executive fail to appoint an arbitrator as required by this Section 12 within thirty (30) days after receiving written notice from the other party to do so, the arbitrator appointed by the other party shall act for all of the parties and his decision in writing shall be binding and conclusive on all of the parties to this Employment Agreement.  Any decision or award of the arbitrators shall be final and conclusive on the parties to this Agreement; judgment upon such decision or award may be entered in any competent Federal or state court located in the United States of America; and the application may be made to such court for confirmation of such decision or award for any order of enforcement and for any other legal remedies that may be necessary to effectuate such decision or award.

13.          Notices.

All notices, requests, consents and other communications required or permitted to be given hereunder, shall be in writing and shall be deemed to have been duly given if delivered personally or sent by prepaid telegram, telecopy or mailed first-class, postage prepaid, by registered or certified mail (notices sent by telegram or mailed shall be deemed to have been given on the date sent), to the parties at their respective addresses hereinabove set forth or to such other address as either party shall designate by notice in writing to the other in accordance herewith.

14.          General.

14.1    Governing Law.  This Agreement shall be governed by and construed and enforced in accordance with the local laws of the State of Nevada, without regard to principles of conflict of laws.

14.2    Captions.  The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

14.3    Entire Agreement.  This Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter hereof, and supersedes in their entirety all prior agreements, arrangements and understandings, written or oral, relating to the subject matter hereof.  No representation, promise or inducement has been made by either party that is not embodied in this Agreement, and neither party shall be bound by or liable for any alleged representation, promise or inducement not so set forth.

14.4    Severability.  If any of the provisions of this Agreement shall be unlawful, void, or for any reason, unenforceable, such provision shall be deemed severable from, and shall in no way affect the validity or enforceability of, the remaining portions of this Agreement.

14.5    Waiver.  The waiver by any party hereto of a breach of any provision of this Agreement by any other party shall not operate or be construed as a waiver of any subsequent breach of the same provision or any other provision hereof.

14.6    Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same Agreement.

14.7    Assignability.  This Agreement, and Executive’s rights and obligations hereunder, may not be assigned by Executive.  The Corporation may assign its rights, together with its obligations, hereunder in connection with any sale, transfer or other disposition of all or substantially all of its business or assets; in any event the rights and obligations of the Corporation hereunder shall be binding on its successors or assigns, whether by merger, consolidation or acquisition of all or substantially all of its business or assets.  This Agreement shall inure to the benefit of, and be binding upon, the Executive and his executors, administrators, heirs and legal representatives.

14.8    Amendment.  This Agreement may be amended, modified, superseded, cancelled, renewed or extended and the terms or covenants hereof may be waived, only by a written instrument executed by both of the parties hereto, or in the case of a waiver, by the party waiving compliance.  No superseding instrument, amendment, modification, cancellation, renewal or extension hereof shall require the consent or approval of any person other than the parties hereto.  The failure of either party at any time or times to require performance of any provision hereof shall in no matter affect the right at a later time to enforce the same.  No waiver by either party of the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in this Agreement.

[Signatures On Following Page]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

POWER EFFICIENCY CORPORATION

By:
Steven Strasser,
Chairman & Chief Executive Officer

John (BJ) Lackland